Exhibit 99.1

FOR IMMEDIATE RELEASE

VALSPAR REPORTS FIRST QUARTER RESULTS

Reaffirms Full Year Guidance

MINNEAPOLIS, February 12, 2007 – The Valspar Corporation (NYSE–VAL), a leading global coatings company, today reported net income for the first quarter ended January 26, 2007 of $23,598,000 or $0.23 per diluted share compared to net income of $22,541,000 or $0.22 per diluted share for the comparable period last year. Last year’s results included expenses of $0.01 per diluted share related to the Company’s manufacturing rationalization plan. Sales for the quarter increased 10.3% to $694,523,000 compared to $629,765,000 last year.

Commenting on the first quarter results and outlook for the year, William L. Mansfield, President and Chief Executive Officer, said “We are seeing soft demand in architectural paints and portions of our industrial coatings product lines related to the slowdown in U.S. residential construction spending. Our acquired businesses – Huarun Paints, H.B. Fuller powder coatings and our coil coatings joint venture in Brazil – are all performing well and the Valspar brand initiative is building momentum leading up to the nationwide launch this Spring. While we anticipate another quarter of difficult comparison with last year’s strong first half performance, we continue to expect Valspar’s fiscal 2007 earnings per share to be in the range of $1.80 to $1.90.”

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller at Valspar / 612-375-7350.

Note: Valspar will host a conference call on Monday, February 12th at 10:00 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valsparglobal.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 3:15 PM, using access code 861896.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended January 26, 2007 and January 27, 2006

(Dollars in thousands, except per share amounts)	First Quarter (Unaudited)	First Quarter (Unaudited)
	2007	2006
Net Sales	$694,523	$629,765
Cost of Sales	495,439	449,289
Operating Expenses	147,865	133,939
Income From Operations	51,219	46,537
Interest Expense	14,691	10,780
Other Expense/(Income), Net	2,426	809
Income Before Income Taxes	34,102	34,948
Income Taxes	10,504	12,407
Net Income	$23,598	$22,541
Net Income per Common Share-basic	$0.23	$0.22
Net Income per Common Share-diluted	$0.23	$0.22
Average Number of Shares O/S-basic	101,761,769	100,441,966
Average Number of Shares O/S-diluted	103,544,940	102,233,523

THE VALSPAR CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	January 26, 2007	October 27, 2006	January 27, 2006
Assets	(Unaudited)		(Unaudited)
Current Assets:
Cash and Cash Equivalents	$90,924	$88,238	$51,447
Accounts Receivable, Net	438,184	475,736	413,924
Inventories	304,883	281,817	250,449
Other	120,927	122,526	118,753
Total Current Assets	954,918	968,317	834,573
Goodwill, Net	1,421,524	1,336,098	1,063,090
Other Assets, Net	437,131	427,515	382,294
Property, Plant & Equipment, Net	474,333	459,605	419,207
Total Assets	$3,287,906	$3,191,535	$2,699,164

Liabilities and Stockholders' Equity
Current Liabilities:
Notes Payable to Banks	$757,520	$489,163	$38,996
Trade Accounts Payable	328,141	368,159	259,837
Income Taxes	31,501	38,455	37,616
Accrued Liabilities	226,726	301,100	235,608
Total Current Liabilities	1,343,888	1,196,877	572,057
Long Term Debt	267,053	350,267	699,783
Deferred Liabilities	367,226	385,605	345,923
Mandatorily Redeemable Stock	23,790	18,723	—
Stockholders' Equity	1,285,949	1,240,063	1,081,401
Total Liabilities and Stockholders' Equity	$3,287,906	$3,191,535	$2,699,164

The Valspar Corporation

Other Financial Data

Dollars in millions, except per share amounts

		Quarter 1
		2007		2006
I.	Comparison year over year
	Earnings Per Share
	Diluted EPS, reported	$0.23		$0.22
	Adjustments Per Share, net of tax:
	Manufacturing Rationalization, net	$—		$0.01
	Favorable tax adjustments	$0.01		$—

	Gross Margin, as a percentage of net sales
	Gross Margin, reported	28.7%		28.7%
	Gross Margin, adjusted for net cost of
	manufacturing rationalization	28.7%		29.0%

	Operating Profit, as a percentage of net sales
	Operating Profit, reported	7.4%		7.4%
	Operating Profit, adjusted for net cost of
	manufacturing rationalization	7.4%		7.7%

		Quarter 1
		2007		2006
II.	Segment Data
	Sales
	Paint	$219.7		$187.7
	Coatings	$412.3		$381.0
	All Other less intersegment sales	$62.5		$61.1
	Total	$694.5		$629.8

	Earnings Before Interest and Taxes (EBIT)*
	Paint	$19.6		$7.2
	Coatings	$34.6		$41.2
	All Other	$(5.4)	$	(2.7)
	Total	$48.8		$45.7

*	Certain amounts in prior years’ financial statements have been reclassified to conform with the 2007 presentation.